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Katharine Boyce

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom® Announces Changes to Board of Directors

Morgan retires; Durham named chairman; new independent director nominated

LITTLE ROCK, Ark. – November 13, 2007 – Acxiom® Corporation (NASDAQ: ACXM) announced today that Charles Morgan has retired, effective immediately, from the board and as company leader. Morgan has entered into a transition agreement with the company and has agreed to serve as interim company leader until his successor is selected. In addition, Morgan has agreed to serve as a consultant to the company for up to three years, focusing on technology and innovation.

The company also announced that its board of directors has elected Michael J. Durham to serve as the non-executive chairman of the board of directors. Durham has been a member of Acxiom’s board since March 2006. He formerly served as a director, president and chief executive officer of Sabre, Inc.

“The Board would like to thank Charles for his many years of service to the company and its board,” Durham said. “Charles has played an important role in the company’s growth and its history as an industry leader for more than three decades. Looking forward, our board and company remain committed to building a profitable, growth-oriented future for our shareholders, clients and associates. The board’s principal focus right now is the recruitment of a world-class chief executive to lead Acxiom.”

“Acxiom has been and remains an industry leader in delivering innovative customer information solutions that help our clients be more successful,” Morgan said. “I have enjoyed the opportunity to lead our company and I am committed to helping the board and company extend Acxiom’s leadership position in the future.”

The company also announced that its board of directors has nominated Kevin M. Twomey for election to the board of directors. Twomey has served in various senior executive positions, including president of The St. Joe Company from 1999 until his retirement in 2006. Twomey currently serves as a member of the board of directors of PartnerRe Ltd. If elected by Acxiom’s shareholders at the annual meeting December 21, 2007, Twomey will fill the board seat that has been held by Rodger Kline since 1975. Kline will continue to serve as chief administrative leader.

“Rodger Kline has made a substantial contribution to the Acxiom board throughout his 32 years as a director,” Durham said. “He has been a dedicated advocate for the company’s shareholders, clients and associates.”

About Acxiom Corporation

Acxiom Corporation (NASDAQ: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Ark., with locations throughout the United States and Europe, and in Australia, China, and Canada. For more information, visit www.acxiom.com.

Acxiom is a registered trademark of Acxiom Corporation.

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